Exhibit 99.1

Alcoa Corporation Reports Fourth Quarter and Full-Year 2017 Results

Alumina and aluminum pricing drive revenue growth, cash climbs to $1.36 billion

Fourth Quarter 2017

  Net loss of $196 million, or $1.06 per share, includes the financial impacts of previously announced actions taken in line with the Company’s strategic priorities
  Excluding special items, adjusted net income of $195 million, or $1.04 per share, up 44 percent sequentially
  $775 million of adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) excluding special items, up 38 percent sequentially, on higher alumina pricing
  $3.2 billion revenue, up 7 percent sequentially, driven mostly by improved alumina pricing
  $1.36 billion cash balance and $1.41 billion of debt, for net debt of $0.05 billion, as of December 31, 2017

Full Year 2017

  Full-year 2017 net income of $217 million, or $1.16 per share and adjusted net income of $563 million, or $3.01 per share
  Adjusted EBITDA excluding special items of $2.35 billion, more than double full-year 2016
  $11.7 billion revenue, up 25 percent from 2016, on higher alumina and aluminum pricing
  $1.2 billion cash from operations; $0.8 billion free cash flow
  Company announces freeze of U.S. and Canada salaried defined benefit pension plans, effective January 1, 2021
  Continuing progress on strategic priorities to reduce complexity, drive returns and strengthen the balance sheet

PITTSBURGH--(BUSINESS WIRE)--January 17, 2018--Alcoa Corporation (NYSE: AA), a global leader in bauxite, alumina and aluminum products, today reported fourth quarter and full-year 2017 results.

M, except per share amounts	4Q16[1]	3Q17	4Q17	FY16[1]	FY17
Revenue	$2,537	$2,964	$3,174	$9,318	$11,652
Net (loss) income attributable to Alcoa Corporation	$(125)	$113	$(196)	$(400)	$217
Earnings per share attributable to Alcoa Corporation	$(0.68)	$0.60	$(1.06)	$(2.19)	$1.16
Adjusted net income (loss)	$26	$135	$195	$(227)	$563
Adjusted earnings per share	$0.14	$0.72	$1.04	$(1.24)	$3.01
Adjusted EBITDA excluding special items	$335	$561	$775	$1,108	$2,352

The quarter and the full-year reflect ongoing strength in alumina and aluminum pricing as management continued to execute on its strategic priorities to reduce complexity, drive returns and strengthen the balance sheet.

The Company closed the year with $1.36 billion cash, up $239 million sequentially and $505 million year-over-year.

Based on January 2018 market assumptions2, Alcoa is projecting full-year 2018 adjusted EBITDA, excluding special items, to range between $2.6 billion and $2.8 billion.

“Solid market fundamentals allowed us to deliver our strongest adjusted EBITDA quarter since our launch as an independent, publicly-traded company,” said Roy Harvey, President and Chief Executive Officer. “With a series of operating and asset decisions, we also purposefully delivered against our strategic priorities. Our first full year has been truly remarkable. By continuously focusing on our strategic priorities, and supported by favorable markets, we’ve been able to accelerate our plan to strengthen Alcoa’s foundation for an even brighter tomorrow. As we enter 2018, we will continue to execute on our objectives and look forward to delivering more in the new year.”

Harvey also announced new actions: “In our continuous drive to strengthen the balance sheet, today we informed salaried employees in the United States and Canada of upcoming changes to their retirement benefits. The decisions were difficult and affect current employees who have been part of our Alcoa family the longest. But to reduce our liabilities, change is necessary; it will enable us to better prepare for an uncertain and cyclical environment as we position our Company for the future.”

Fourth Quarter 2017 Results

In fourth quarter 2017, Alcoa reported a net loss of $196 million, or $1.06 per share, compared to net income of $113 million, or $0.60 per share, in third quarter 2017. The 2017 fourth quarter results include $391 million of special items primarily due to previously announced actions relating to the Rockdale Operations and the Portovesme smelter that are aligned with the Company’s strategic priorities to streamline and strengthen Alcoa.

[1]

Alcoa Corporation became an independent, publicly-traded company on November 1, 2016. Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the financial results of Alcoa Corporation for the first ten months of 2016 (including the first month of fourth quarter 2016) were prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s consolidated results of operations, financial position, and cash flows had it been a standalone company during the referenced period. See the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the United States Securities and Exchange Commission on March 15, 2017 for additional information.

[2]	Based on unpriced sales at $2,200 LME and $390 API, and updated regional premiums and foreign currencies.

Other special items included charges for income tax valuation allowance and tax rate change adjustments, as well as certain impacts from new U.S. income tax legislation (see U.S. Tax Cuts and Jobs Act of 2017 below), and costs for the partial restart of the Warrick smelter in Indiana. These items were slightly offset by the reduction in a previously established reserve due to the settlement of an Italian energy tariff dispute.

Excluding the impact of special items, fourth quarter 2017 adjusted net income was $195 million, or $1.04 per share, up 44 percent sequentially from $135 million, or $0.72 per share. Adjusted EBITDA excluding special items rose 38 percent to $775 million in fourth quarter 2017 from $561 million in third quarter 2017. The improvement was primarily driven by increased pricing for both alumina and aluminum, somewhat offset by higher energy costs.

Alcoa reported fourth quarter 2017 revenue of $3.2 billion, up 7 percent sequentially, largely due to improved alumina and aluminum prices and increased alumina shipments.

Cash from operations in fourth quarter 2017 was $455 million and free cash flow was $305 million. Cash used for financing activities and investing activities was $53 million and $170 million, respectively, in the fourth quarter of 2017.

Alcoa ended fourth quarter 2017 with cash on hand of $1.36 billion with $1.41 billion of debt, for net debt of $0.05 billion. The Company reported 11 days working capital, a 3-day improvement year-over-year.

2017 Full-Year Results

For full year 2017, Alcoa reported net income of $217 million, or $1.16 per share, compared to a $400 million net loss, or $2.19 per share, for full-year 2016. Excluding special items, the Company reported adjusted net income of $563 million, or $3.01 per share, compared to a $227 million adjusted net loss, or $1.24 per share, in 2016.

Adjusted EBITDA excluding special items was $2.35 billion (Company’s projection was approximately $2.4 billion3), more than double the $1.11 billion earned in 2016. Strong alumina and aluminum pricing drove the increase, which was slightly offset by higher costs for energy and raw materials and unfavorable movements in foreign currency exchange rates.

Revenue in 2017 was $11.7 billion, up 25 percent from 2016, reflecting higher alumina and aluminum pricing.

Cash from operations in 2017 was $1.2 billion and free cash flow was $0.8 billion. In 2017, cash used for financing activities and investing activities was $506 million and $226 million, respectively. Alcoa invested $118 million in return-seeking capital projects and controlled sustaining capital expenditures to $287 million in 2017.

Market Update

For 2018, the Company projects balanced global bauxite and alumina markets and a global aluminum deficit of 300 thousand to 700 thousand metric tons. Alcoa is projecting 2018 global aluminum demand growth of 4.25 to 5.25 percent, following the Company’s final 2017 global demand growth rate of 5.25 percent.

Pension and OPEB

Alcoa today announces changes to its U.S. and Canada defined benefit pension plans, and to certain U.S. other post-employment benefits (OPEB), to support the Company’s strategic priority to strengthen the balance sheet by reducing its liabilities.

[3]	Projection as of October 18, 2017 based on: actual results for September 2017 YTD, outlook for unpriced sales for 4Q17 at $2,100 LME, $470 API, and updated regional premiums and foreign currencies.

Effective January 1, 2021:

  Salaried employees in the United States and Canada, where the Company’s largest portion of liabilities for pension plans and OPEB reside, will cease accruing retirement benefits for future service under defined benefit pension plans.
  In connection with this change, approximately 800 affected employees will be transitioned to country-specific defined contribution plans.
  The Company will contribute 3 percent of affected participants’ eligible earnings to defined contribution plans in addition to its existing employer savings match.

Benefits earned from these defined benefit pension plans through Dec. 31, 2020 will be protected and included in benefits provided to the employees at the end of their employment with Alcoa or when becoming eligible for retirement, as defined by the plans.

Participants already collecting benefits under the pension plans and those currently covered by collective bargaining agreements are not impacted by these changes.

Alcoa also expects to make discretionary contributions, beyond required contributions, to the U.S. and Canada defined benefit pension plans in 2018 approximating a combined total of $300 million. In connection with the discretionary contributions, the Company intends to make annuity purchases to lower risk and cost while maintaining minimum required contribution levels.

Also, effective January 1, 2021, Alcoa will no longer contribute to pre-Medicare retiree medical coverage for U.S. salaried employees and retirees.

As a result of the above actions, Alcoa expects to both reduce its net pension and OPEB liability by $35 million and record non-cash nonoperating income of approximately $20 million in the first quarter of 2018.

U.S. Tax Cuts and Jobs Act of 2017

In fourth quarter 2017, the Company recorded a charge of $22 million in its income tax provision due to the remeasurement of its deferred income tax positions at the new corporate income tax rate of 21 percent (from 35 percent). Furthermore, Alcoa has completed an analysis determining its best estimate of the impact of the remaining tax reform provisions, which did not result in any additional impact to the Company's 2017 financial results. The Company continues to finalize its analyses of the tax reform provisions in 2018, but it is not expected to have a material impact on the financial results.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Standard Time (EST) on Wednesday, January 17, 2018 to present fourth quarter and full year 2017 financial results, discuss the business and review market fundamentals.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing at approximately 4:15 p.m. EST on January 17, 2018 on the same website. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding Company developments and financial performance through its website, www.alcoa.com.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products built on a foundation of strong values and operating excellence dating back nearly 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since inventing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability and stronger communities wherever we operate.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results or operating performance; and statements about strategies, outlook and business and financial prospects. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum, alumina and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa Corporation; (d) the impact of changes in foreign currency exchange rates on costs and results; (e) increases in energy costs; (f) declines in the discount rates used to measure pension liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; (g) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (h) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, restarts, expansions, or joint ventures; (i) political, economic and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (j) the outcome of contingencies, including legal proceedings, government or regulatory investigations and environmental remediation; (k) the impact of cyberattacks and potential information technology or data security breaches; and (l) the other risk factors discussed in Item 1A of Alcoa Corporation’s Form 10-K for the fiscal year ended December 31, 2016 and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission (SEC). Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa’s consolidated financial information but is not presented in Alcoa’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

This release includes a range of forecasted 2018 Adjusted EBITDA for the Company. Alcoa Corporation has not provided a reconciliation of this forward-looking non-GAAP financial measure to the most directly comparable GAAP financial measure for the following reasons. The Company’s financial results are heavily dependent on market-driven factors, such as LME-based prices for aluminum, index- and spot-based prices for alumina, and foreign currency exchange rates. As such, the Company may experience significant volatility on a daily basis related to its forecasted Adjusted EBITDA. Management applies estimated sensitivities, such as relating to aluminum and alumina prices and foreign currency exchange rates, to the components that comprise Adjusted EBITDA. However, a similar analysis cannot be performed relating to the components necessary to reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure without unreasonable effort due to the additional variability and complexity associated with forecasting such items. Consequently, management believes such reconciliation would imply a degree of precision that would be confusing and/or potentially misleading to investors.

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited)
(dollars in millions, except per-share amounts)

	Quarter ended
	December 31,	September 30,	December 31,
	2016(1)	2017	2017
Sales	$2,537	$2,964	$3,174

Cost of goods sold (exclusive of expenses below)	2,123	2,361	2,359
Selling, general administrative, and other expenses	92	70	70
Research and development expenses	7	8	9
Provision for depreciation, depletion, and amortization	182	194	187
Restructuring and other charges	209	(10)	297
Interest expense	46	26	27
Other expenses, net	1	27	9
Total costs and expenses	2,660	2,676	2,958

(Loss) income before income taxes	(123)	288	216
Provision for income taxes	6	119	272

Net (loss) income	(129)	169	(56)

Less: Net (loss) income attributable to noncontrolling interest	(4)	56	140

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$(125)	$113	$(196)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net (loss) income	$(0.68)	$0.61	$(1.06)
Average number of shares	182,688,806	184,594,233	185,078,245

Diluted:
Net (loss) income	$(0.68)	$0.60	$(1.06)
Average number of shares	182,688,806	187,155,231	185,078,245
(1)	Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the results of operations of Alcoa Corporation for the month of October 2016 included in the quarter ended December 31, 2016 were prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s consolidated results of operations had it been a standalone company during the referenced period. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and March 15, 2017, respectively, for additional information.

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited), continued
(dollars in millions, except per-share amounts)

	Year ended
	December 31,
	2016(1)	2017
Sales	$9,318	$11,652

Cost of goods sold (exclusive of expenses below)	7,898	9,072
Selling, general administrative, and other expenses	359	284
Research and development expenses	33	32
Provision for depreciation, depletion, and amortization	718	750
Restructuring and other charges	318	309
Interest expense	243	104
Other income, net	(89)	(58)
Total costs and expenses	9,480	10,493

(Loss) income before income taxes	(162)	1,159
Provision for income taxes	184	600

Net (loss) income	(346)	559

Less: Net income attributable to noncontrolling interest	54	342

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$(400)	$217

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net (loss) income	$(2.19)	$1.18
Average number of shares	182,538,152	184,420,404

Diluted:
Net (loss) income	$(2.19)	$1.16
Average number of shares	182,538,152	186,981,665

Common stock outstanding at the end of the period	182,930,995	185,200,713
(1)	Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the results of operations of Alcoa Corporation for the first ten months included in the year ended December 31, 2016 were prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s consolidated results of operations had it been a standalone company during the referenced period. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and March 15, 2017, respectively, for additional information.

Alcoa Corporation and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	December 31,	December 31,
	2016	2017
ASSETS
Current assets:
Cash and cash equivalents	$853	$1,358
Receivables from customers	668	811
Other receivables	166	232
Inventories	1,160	1,453
Fair value of derivative contracts	51	113
Prepaid expenses and other current assets	283	271
Total current assets	3,181	4,238

Properties, plants, and equipment	22,550	23,046
Less: accumulated depreciation, depletion, and amortization	13,225	13,908
Properties, plants, and equipment, net	9,325	9,138
Investments	1,358	1,410
Deferred income taxes	741	814
Fair value of derivative contracts	468	128
Other noncurrent assets	1,668	1,719
Total assets	$16,741	$17,447

LIABILITIES
Current liabilities:
Accounts payable, trade	$1,455	$1,898
Accrued compensation and retirement costs	456	459
Taxes, including income taxes	147	282
Fair value of derivative contracts	35	185
Other current liabilities	707	412
Long-term debt due within one year	21	16
Total current liabilities	2,821	3,252
Long-term debt, less amount due within one year	1,424	1,388
Accrued pension benefits	1,851	2,335
Accrued other postretirement benefits	1,166	1,100
Asset retirement obligations	604	617
Environmental remediation	264	258
Fair value of derivative contracts	234	1,105
Noncurrent income taxes	310	318
Other noncurrent liabilities and deferred credits	370	279
Total liabilities	9,044	10,652

EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,531	9,590
Retained (deficit) earnings	(104)	113
Accumulated other comprehensive loss	(3,775)	(5,185)
Total Alcoa Corporation shareholders' equity	5,654	4,520
Noncontrolling interest	2,043	2,275
Total equity	7,697	6,795
Total liabilities and equity	$16,741	$17,447

Alcoa Corporation and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Year ended
	December 31,
	2016(6)	2017
CASH FROM OPERATIONS
Net (loss) income	$(346)	$559
Adjustments to reconcile net (loss) income to cash from operations:
Depreciation, depletion, and amortization	718	752
Deferred income taxes	(46)	176
Equity earnings, net of dividends	48	9
Restructuring and other charges	318	309
Net gain from investing activities – asset sales	(164)	(116)
Net periodic pension benefit cost	66	111
Stock-based compensation	28	24
Other	(16)	32
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(234)	(118)
Decrease (Increase) in inventories	1	(238)
(Increase) Decrease in prepaid expenses and other current assets	(52)	43
Increase in accounts payable, trade	6	377
(Decrease) in accrued expenses(1)	(320)	(563)
(Decrease) Increase in taxes, including income taxes	(148)	111
Pension contributions	(66)	(106)
(Increase) in noncurrent assets(2)	(184)	(99)
Increase (Decrease) in noncurrent liabilities	80	(39)
CASH (USED FOR) PROVIDED FROM OPERATIONS	(311)	1,224

FINANCING ACTIVITIES
Net transfers from former parent company	802	–
Cash paid to former parent company related to separation(3),(4)	(1,072)	(247)
Net change in short-term borrowings (original maturities of three months or less)	(4)	7
Additions to debt (original maturities greater than three months)(3)	–	21
Payments on debt (original maturities greater than three months)	(34)	(60)
Proceeds from the exercise of employee stock options	10	43
Contributions from noncontrolling interest	48	80
Distributions to noncontrolling interest	(233)	(342)
Other	–	(8)
CASH USED FOR FINANCING ACTIVITIES	(483)	(506)

INVESTING ACTIVITIES
Capital expenditures	(404)	(405)
Proceeds from the sale of assets and businesses(5)	112	245
Additions to investments	(3)	(66)
Sales of investments	146	–
Net change in restricted cash(3)	1,226	–
CASH PROVIDED FROM (USED FOR) INVESTING ACTIVITIES	1,077	(226)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	13	13
Net change in cash and cash equivalents	296	505
Cash and cash equivalents at beginning of year	557	853
CASH AND CASH EQUIVALENTS AT END OF YEAR	$853	$1,358

(1)

The (Decrease) in accrued expenses line item for the year ended December 31, 2017 includes a $238 payment for the early termination of a power supply contract related to Alcoa’s Rockdale (Texas) smelter, which has been curtailed since the end of 2008.

(2)

The (Increase) in noncurrent assets line item for the year ended December 31, 2016 includes a $200 prepayment related to a natural gas supply agreement for three alumina refineries in Western Australia, which are owned by Alcoa Corporation’s majority-owned subsidiary, Alcoa of Australia Limited.

(3)

In September 2016, Alcoa Nederland Holding B.V., a wholly-owned subsidiary of Alcoa Corporation, issued $1,250 in new senior notes in preparation for the separation of the Company from its former parent company (completed on November 1, 2016). The net proceeds of $1,228 from the debt issuance, along with $81 of cash on hand (see below) from the former parent company, were required to be placed in escrow contingent on completion of the separation transaction. As a result, the $1,228 of escrowed cash was recorded as restricted cash on Alcoa Corporation’s Combined Balance Sheet as of September 30, 2016. The issuance of the debt and the increase in restricted cash both in the amount of $1,228 were not reflected in the Statement of Consolidated Cash Flows for the year ended December 31, 2016 as these represent noncash financing and investing activities, respectively. The $81 represented the necessary cash to fund the redemption of the notes, pay all regularly scheduled interest on the notes through a specified date defined in the notes, and a premium on the principal of the notes if the separation had not been completed by a certain time as defined in the notes. The subsequent release of the $1,228 from escrow was reflected in the Statement of Consolidated Cash Flows for the year ended December 31, 2016 as a cash inflow in the Net change in restricted cash line item. Of this amount, $1,072 was paid to Alcoa Corporation’s former parent company in conjunction with the completion of the separation transaction.

(4)

In accordance with the terms of the Separation and Distribution Agreement related to Alcoa Corporation’s separation from its former parent company into a standalone, publicly-traded company, the Company paid $243 of the net after-tax proceeds from the sale of the Yadkin Hydroelectric Project to the former parent company.

(5)

Proceeds from the sale of assets and businesses for the year ended December 31, 2016 includes a cash outflow for cash paid as a result of a post-closing adjustment associated with the December 2014 divestiture of an ownership stake in a smelter in the United States.

(6)

Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the cash flows of Alcoa Corporation for the first ten months included in the year ended December 31, 2016 were prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s consolidated cash flows had it been a standalone company during the referenced period. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and March 15, 2017, respectively, for additional information.

Alcoa Corporation and subsidiaries
Segment Information(1) (unaudited)
(dollars in millions; bauxite production and shipments in millions of dry metric tons (mdmt);
alumina and aluminum production and shipments in thousands of metric tons (kmt))

	4Q16(8)	2016(8)	1Q17	2Q17	3Q17	4Q17	2017
Bauxite:
Production(2),(3) (mdmt)	11.8	45.0	11.1	11.0	11.6	12.1	45.8
Total shipments (mdmt)	12.2	46.9	11.6	11.5	12.3	12.3	47.7
Third-party sales	$91	$315	$70	$80	$104	$79	$333
Intersegment sales	$202	$751	$219	$208	$221	$227	$875
Adjusted EBITDA	$102	$375	$110	$98	$113	$106	$427
Depreciation, depletion, and amortization	$20	$77	$18	$19	$24	$21	$82

Alumina:
Production (kmt)	3,295	13,251	3,211	3,249	3,305	3,331	13,096
Third-party shipments (kmt)	2,276	9,071	2,255	2,388	2,271	2,306	9,220
Intersegment shipments (kmt)	1,169	4,703	947	1,152	1,153	1,223	4,475
Third-party sales	$618	$2,300	$734	$749	$713	$937	$3,133
Intersegment sales	$377	$1,307	$361	$384	$398	$580	$1,723
Adjusted EBITDA	$171	$378	$297	$227	$203	$562	$1,289
Depreciation and amortization	$47	$186	$49	$53	$53	$52	$207
Equity (loss) income	$(10)	$(40)	$1	$(6)	$(5)	$5	$(5)

Aluminum:
Primary aluminum production (kmt)	587	2,368	559	575	596	598	2,328
Third-party aluminum shipments(4) (kmt)	852	3,147	801	833	868	854	3,356
Third-party sales	$1,782	$6,531	$1,806	$1,988	$2,090	$2,143	$8,027
Intersegment sales	$4	$42	$4	$3	$9	$5	$21
Adjusted EBITDA	$152	$680	$206	$221	$303	$234	$964
Depreciation and amortization	$104	$414	$101	$108	$106	$104	$419
Equity (loss) income	$–	$(24)	$(7)	$3	$(7)	$(8)	$(19)

Reconciliation of total segment Adjusted EBITDA to consolidated net (loss) income attributable to Alcoa Corporation:
Total segment Adjusted EBITDA	$425	$1,433	$613	$546	$619	$902	$2,680
Unallocated amounts:
Impact of LIFO	(28)	(10)	(14)	(8)	(14)	(55)	(91)
Metal price lag(5)	4	9	6	11	5	4	26
Corporate expense(6)	(44)	(177)	(34)	(36)	(34)	(32)	(136)
Provision for depreciation, depletion, and amortization	(182)	(718)	(179)	(190)	(194)	(187)	(750)
Restructuring and other charges	(209)	(318)	(10)	(12)	10	(297)	(309)
Interest expense	(46)	(243)	(26)	(25)	(26)	(27)	(104)
Other (expenses) income, net	(1)	89	100	(6)	(27)	(9)	58
Other(7)	(42)	(227)	(38)	(43)	(51)	(83)	(215)
Consolidated (loss) income before income taxes	(123)	(162)	418	237	288	216	1,159
Provision for income taxes	(6)	(184)	(110)	(99)	(119)	(272)	(600)
Net loss (income) attributable to noncontrolling interest	4	(54)	(83)	(63)	(56)	(140)	(342)
Consolidated net (loss) income attributable to Alcoa Corporation	$(125)	$(400)	$225	$75	$113	$(196)	$217

The difference between certain segment totals and consolidated amounts is in Corporate.

(1)	Effective in the first quarter of 2017, management elected to change the profit and loss measure of Alcoa Corporation’s reportable segments from After-tax operating income (ATOI) to Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) for internal reporting and performance measurement purposes. This change was made to enhance the transparency and visibility of the underlying operating performance of each segment. Alcoa Corporation calculates Adjusted EBITDA for each of its segments as Total sales (third-party and intersegment) minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; and Research and development expenses. Previously, Alcoa Corporation calculated ATOI for each of its segments as Adjusted EBITDA minus (plus) the following items: Provision for depreciation, depletion, and amortization; Equity loss (income); Loss (gain) on certain asset sales; and Income taxes. The Adjusted EBITDA for each of Alcoa Corporation’s segments may not be comparable to similarly titled measures of other companies’ reportable segments.

Also effective in the first quarter of 2017, management combined Alcoa Corporation’s aluminum smelting, casting, and rolling businesses, along with the majority of the energy business, into a new Aluminum business unit. This new business unit is managed as a single operating segment. Prior to this change, each of these businesses were managed as individual operating segments and comprised the Aluminum, Cast Products, Energy, and Rolled Products segments. As a result, Alcoa Corporation’s operating and reportable segments are Bauxite, Alumina, and Aluminum.

Segment information for all prior periods presented was revised to reflect the new segment structure, as well as the new measure of profit and loss.

(2)	The production amounts do not include additional bauxite (approximately 3 million metric tons per annum) that Alcoa Corporation is entitled to receive (i.e. an amount in excess of its equity ownership interest) from certain other partners at the mine in Guinea.

(3)	In the second quarter of 2017, Alcoa Corporation revised the respective production amount for the 2016 first, second, and third quarters to reflect refinements to individual mine data. As a result, the production reflected in this table for the referenced quarters was revised from prior period reports. Total bauxite production for annual 2016 remains unchanged at 45.0 mdmt.

(4)	The Aluminum segment’s third-party aluminum shipments are composed of both its primary aluminum and rolling operations.

(5)	Metal price lag describes the timing difference created when the average price of metal sold differs from the average cost of the metal when purchased by Alcoa Corporation’s rolled aluminum operations. In general, when the price of metal increases, metal price lag is favorable, and when the price of metal decreases, metal price lag is unfavorable.

(6)	Corporate expense is primarily composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities.

(7)	Other includes, among other items, the Adjusted EBITDA of previously closed operations as applicable, pension and other postretirement benefit expenses associated with closed and sold operations, and intersegment profit elimination.

(8)	Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the results of operations of Alcoa Corporation for the month of October 2016 included in the quarter ended December 31, 2016 and for the first ten months included in the year ended December 31, 2016 were prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s consolidated results of operations had it been a standalone company during the referenced periods. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and March 15, 2017, respectively, for additional information.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Adjusted Income (Loss)	Quarter ended			Year ended
	December 31, 2016(5)	September 30, 2017	December 31, 2017	December 31, 2016(5)	December 31, 2017

Net (loss) income attributable to Alcoa Corporation	$(125)	$113	$(196)	$(400)	$217

Special items:
Restructuring and other charges	209	(10)	297	318	309
Discrete tax items(1)	(11)	13	82	–	93
Other special items(2)	30	36	31	(65)	(9)
Tax impact(3)	(22)	(11)	(7)	(25)	(24)
Noncontrolling interest impact(3)	(55)	(6)	(12)	(55)	(23)
Subtotal	151	22	391	173	346

Net income (loss) attributable to Alcoa Corporation – as adjusted	$26	$135	$195	$(227)	$563

Diluted EPS(4):
Net (loss) income attributable to Alcoa Corporation common shareholders	$(0.68)	$0.60	$(1.06)	$(2.19)	$1.16

Net income (loss) attributable to Alcoa Corporation common shareholders – as adjusted	0.14	0.72	1.04	(1.24)	3.01

Net income (loss) attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net (loss) income attributable to Alcoa Corporation determined under GAAP as well as Net income (loss) attributable to Alcoa Corporation – as adjusted.

(1)	Discrete tax items include the following:
•	for the quarter ended December 31, 2016, a benefit for the remeasurement of certain deferred income tax assets of a subsidiary in Brazil due to a tax rate change;
•	for the quarter ended September 30, 2017, a net charge for several small items;
•	for the quarter ended December 31, 2017, a charge for a valuation allowance related to certain non-U.S. deferred income tax assets ($60), a charge for the remeasurement of certain non-U.S. deferred income tax assets due to a tax rate change ($16), a charge for the remeasurement of U.S. deferred income tax assets and liabilities at the new corporate income tax rate of 21% (from 35%) under the 2017 Tax Cuts and Jobs Act signed into law on December 22, 2017 ($22), and a net benefit for several other items ($16);
•	for the year ended December 31, 2016, a benefit for the remeasurement of certain deferred income tax assets of a subsidiary in Brazil due to a tax rate change ($11) and a net charge for several other items ($11); and
•	for the year ended December 31, 2017, a charge for a valuation allowance related to certain non-U.S. deferred income tax assets ($60), a charge for the remeasurement of certain non-U.S. deferred income tax assets due to a tax rate change ($26), a charge for the remeasurement of U.S. deferred income tax assets and liabilities at the new corporate income tax rate of 21% (from 35%) under the 2017 Tax Cuts and Jobs Act signed into law on December 22, 2017 ($22), and a net benefit for several other items ($15).

(2)	Other special items include the following:
•	for the quarter ended December 31, 2016, costs associated with the separation of Alcoa Corporation from its former parent company ($19), interest expense incurred in October 2016 related to debt that was issued in September 2016 in preparation for the separation of Alcoa Corporation from its former parent company (completed on November 1, 2016) ($8), a net unfavorable change in certain mark-to-market energy derivative contracts ($2), and an inventory adjustment at a curtailed refinery in the United States ($1);
•	for the quarter ended September 30, 2017, costs related to the partial restart of the Warrick (Indiana) smelter ($17), settlement of legacy tax matters in Brazil ($11), a net unfavorable change in certain mark-to-market energy derivative contracts ($11), a favorable tax impact related to the interim period treatment of operational losses in certain jurisdictions for which no tax benefit was recognized ($8), an unfavorable impact due to the near-term power market exposure as a result of renegotiating a hedging contract related to forecasted future spot market power purchases for the Portland (Australia) smelter ($8), and a favorable tax impact resulting from the difference between Alcoa Corporation’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($3);
•	for the quarter ended December 31, 2017, costs related to the partial restart of the Warrick (Indiana) smelter ($29), a favorable tax impact resulting from the difference between Alcoa Corporation’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($13), a write-down of inventory related to the permanent closure of the Rockdale (Texas) smelter ($6), an unfavorable tax impact related to the interim period treatment of operational losses in certain jurisdictions for which no tax benefit was recognized ($6), preparation and contingency costs for a potential work stoppage (lockout commenced on January 11, 2018) at a non-U.S. smelter ($4), an additional gain on the sale of the Yadkin Hydroelectric Project in the United States ($2), and a net unfavorable change in certain mark-to-market energy derivative contracts ($1);
•	for the year ended December 31, 2016, a gain on the sale of wharf property near the Intalco (Washington) smelter ($118), costs associated with the separation of Alcoa Corporation from its former parent company ($73), a gain on the sale of an equity investment in a natural gas pipeline in Australia ($27), a benefit for an arbitration recovery related to a 2010 fire at the Iceland smelter ($14), interest expense incurred in October 2016 related to debt that was issued in September 2016 in preparation for the separation of Alcoa Corporation from its former parent company (completed on November 1, 2016) ($8), a write-down of inventory related to the permanent closure of a smelter in the United States and adjustments at two previously curtailed facilities ($7), and a net unfavorable change in certain mark-to-market energy derivative contracts ($6); and
•	for the year ended December 31, 2017, a gain on the sale of the Yadkin Hydroelectric Project in the United States ($122), costs related to the partial restart of the Warrick (Indiana) smelter ($46), a net unfavorable change in certain mark-to-market energy derivative contracts ($25), an unfavorable impact due to the near-term power market exposure as a result of renegotiating a hedging contract related to forecasted future spot market power purchases for the Portland (Australia) smelter ($21), settlement of legacy tax matters in Brazil ($11), a write-down of inventory related to the permanent closure of the Rockdale (Texas) smelter ($6), and preparation and contingency costs for a potential work stoppage (lockout commenced on January 11, 2018) at a non-U.S. smelter ($4).

(3)	The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa Corporation’s partner’s share of certain special items.

(4)	In any given period, the average number of shares applicable to diluted EPS for Net (loss) income attributable to Alcoa Corporation common shareholders may exclude certain share equivalents as their effect is anti-dilutive. However, certain of these share equivalents may become dilutive in the EPS calculation applicable to Net income (loss) attributable to Alcoa Corporation common shareholders – as adjusted due to a larger and/or positive numerator. Specifically:
•	for the quarter ended December 31, 2016, share equivalents associated with outstanding employee stock options and awards were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 184,448,353;
•	for the quarter ended September 30, 2017, no additional share equivalents were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 187,155,231;
•	for the quarter ended December 31, 2017, share equivalents associated with outstanding employee stock options and awards were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 188,027,654;
•	for the year ended December 31, 2016, no additional share equivalents were dilutive based on Net loss attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 182,538,152; and
•	for the year ended December 31, 2017, no additional share equivalents were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 186,981,665.

(5)	Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the results of operations of Alcoa Corporation for the month of October 2016 included in the quarter ended December 31, 2016 and for the first ten months included in the year ended December 31, 2016 were prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s consolidated results of operations had it been a standalone company during the referenced periods. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and March 15, 2017, respectively, for additional information.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Adjusted EBITDA	Quarter ended			Year ended
	December 31, 2016(2)	September 30, 2017	December 31, 2017	December 31, 2016(2)	December 31, 2017

Net (loss) income attributable to Alcoa Corporation	$(125)	$113	$(196)	$(400)	$217

Add:
Net (loss) income attributable to noncontrolling interest	(4)	56	140	54	342
Provision for income taxes	6	119	272	184	600
Other expenses (income), net	1	27	9	(89)	(58)
Interest expense	46	26	27	243	104
Restructuring and other charges	209	(10)	297	318	309
Provision for depreciation, depletion, and amortization	182	194	187	718	750

Adjusted EBITDA	$315	$525	$736	$1,028	$2,264

Special items(1)	20	36	39	80	88

Adjusted EBITDA, excluding special items	$335	$561	$775	$1,108	$2,352

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Special items include the following (see reconciliation of Adjusted Income (Loss) above for additional information):
•	for the quarter ended December 31, 2016, costs associated with the separation of Alcoa Corporation from its former parent company ($19) and an inventory adjustment at a curtailed refinery in the United States ($1);
•	for the quarter ended September 30, 2017, costs related to the partial restart of the Warrick (Indiana) smelter ($17), settlement of legacy tax matters in Brazil ($11), and an unfavorable impact due to the near-term power market exposure as a result of renegotiating a hedging contract related to forecasted future spot market power purchases for the Portland (Australia) smelter ($8);
•	for the quarter ended December 31, 2017, costs related to the partial restart of the Warrick (Indiana) smelter ($29), a write-down of inventory related to the permanent closure of the Rockdale (Texas) smelter ($6), and preparation and contingency costs for a potential work stoppage (lockout commenced on January 11, 2018) at a non-U.S. smelter ($4);
•	for the year ended December 31, 2016, costs associated with the separation of Alcoa Corporation from its former parent company ($73) and a write-down of inventory related to the permanent closure of a smelter in the United States and adjustments at two previously curtailed facilities ($7); and
•	for the year ended December 31, 2017, costs related to the partial restart of the Warrick (Indiana) smelter ($46), an unfavorable impact due to the near-term power market exposure as a result of renegotiating a hedging contract related to forecasted future spot market power purchases for the Portland (Australia) smelter ($21), settlement of legacy tax matters in Brazil ($11), a write-down of inventory related to the permanent closure of the Rockdale (Texas) smelter ($6), and preparation and contingency costs for a potential work stoppage (lockout commenced on January 11, 2018) at a non-U.S. smelter ($4).

(2)	Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the results of operations of Alcoa Corporation for the month of October 2016 included in the quarter ended December 31, 2016 and for the first ten months included in the year ended December 31, 2016 were prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s consolidated results of operations had it been a standalone company during the referenced periods. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and March 15, 2017, respectively, for additional information.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Free Cash Flow	Quarter ended			Year ended
	December 31, 2016(1)	September 30, 2017	December 31, 2017	December 31, 2016(1)	December 31, 2017

Cash from operations	$239	$384	$455	$(311)	$1,224

Capital expenditures	(146)	(96)	(150)	(404)	(405)

Free cash flow	$93	$288	$305	$(715)	$819

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

(1)	Prior to November 1, 2016, Alcoa Corporation’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Alcoa Corporation’s former parent company’s financial statements. Accordingly, the cash flows of Alcoa Corporation for the month of October 2016 included in the quarter ended December 31, 2016 and for the first ten months included in the year ended December 31, 2016 were prepared on such basis. The carve-out financial statements of Alcoa Corporation are not necessarily indicative of Alcoa Corporation’s consolidated cash flows had it been a standalone company during the referenced periods. See the Combined Financial Statements included in Exhibit 99.1 to Alcoa Corporation’s Form 10 Registration Statement and the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2016 filed with the United States Securities and Exchange Commission on October 11, 2016 and March 15, 2017, respectively, for additional information.

Net Debt	December 31,	September 30,	December 31,
	2016	2017	2017

Short-term borrowings	$1	$3	$8
Long-term debt due within one year	21	17	16
Long-term debt, less amount due within one year	1,424	1,384	1,388
Total debt	$1,446	$1,404	$1,412

Less: Cash and cash equivalents	853	1,119	1,358

Net debt	$593	$285	$54

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

CONTACT:
Alcoa Corporation
Investor Contact:
James Dwyer,+1 412-992-5450
James.Dwyer@alcoa.com
or
Media Contact:
Monica Orbe, +1 412-315-2896
Monica.Orbe@alcoa.com